TOLL BROTHERS, INC. & SUBSIDIARIES            EXHIBIT 11

                 STATEMENT:  COMPUTATION OF EARNINGS PER SHARE

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
                                                      Three Months Ended
                                                          January 31,
                                                   1995               1994
                                                 -------            -------
Net income per income statement                  $ 8,259            $ 8,505
Addback:  Interest on convertible
      debentures, net of income taxes                400                 49
                                                 -------            -------
Net income (Fully diluted)                       $ 8,659            $ 8,554
                                                 =======            =======
Net Income per share:
      Primary                                    $  0.25            $  0.25

      Fully Diluted                              $  0.24            $  0.25


PRIMARY SHARES:

Weighted average shares outstanding               33,434             33,340

Common stock equivalents - stock
      options                                         93                400
                                                 -------            -------
      TOTAL                                       33,527             33,740
                                                 =======            =======

FULLY DILUTED SHARES:

Weighted average shares outstanding               33,434             33,340

Common stock equivalents - stock
      options                                        108                510

Shares issuable on conversion of
      subordinated debentures                      2,467                345
                                                 -------            -------
      TOTAL                                       36,009             34,195
                                                 =======            =======

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